EXHIBIT 10.5


                                 AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT

     This Amendment No. 1 (the "Amendment") to the Employment Agreement (the "Agreement"), dated November 30, 2004 by and between Zone 4 Play, Ltd., a Israeli corporation (the "Company"), and Idan Miller (the "Executive"), is made and entered into as of the 1st day of May, 2005 (the "Effective Date"). All capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Agreement.

                                    RECITALS

     WHEREAS, Executive is currently the Senior Vice President of Marketing and Sales of the Company; and

     WHEREAS, the parties hereto now desire to amend the terms of employment of the Executive, and to extend the employment term to 5 years, unless terminated by either party

     NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment, the Company and the Executive agree as follows:

     1. Section 2 of the Agreement is hereby amended by deleting paragraphs (a),
(d) and (h) in their entirety and replacing them with the following:


          "(a)Effective as of May 1, 2005, the Company shall pay the Executive a gross salary of 24,600 New Israeli Shekels ("NIS") per month (the "Base Salary").

          "(D") VEHICLE. For the purpose of performing his duties under this Agreement, the Company shall furnish the Executive with a Company owned/leased class "E" car. The Company will bear all expenses related to the vehicle maintenance and operation, including licensing, insurance, fuel (UP TO NIS 800 PER MONTH FOR FUEL EXPENSES.) and maintenance fees. The Company will withhold the taxes required by law out of the Executive's salary in accordance with the type of vehicle he is furnished with. The Executive shall operate the vehicle with due care and diligence and in accordance with the Company's then current regulations and practices. The Executive shall also bear any costs and expenses due to parking tickets incurred during his use of the vehicle. In addition, the Executive shall be required to bear the cost of any deductible amount under the applicable insurance policy with respect to the vehicle, in the event of submission of an insurance claim under such policy. In no event will the Executive be entitled to retain or withhold the vehicle in connection with a claim against the Company.


          (h) Sales Commissions. For each fiscal year beginning with fiscal year 2005, Executive shall be entitled to the following quarterly sales commission based on the quarterly gross revenues of the Company during such fiscal year, which shall be paid within sixty (60) days after the end of each quarter:

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               (1) If the Company's gross revenues per quarter are $375,000 or less, the Company will pay Executive an amount equal to 0.6% of such revenues.

               (2) If the Company's gross revenues per quarter are greater than $375,000 but less than $750,000, in lieu addition to the commissions earned under (1) above, the Company will pay Executive additional amount to section (1) of 0.8% of the difference between the total gross revenues and $375,000 for such quarter.

               (3) If the Company's gross revenues per quarter are greater than $750,000, in addition to the commissions earned under (1) and (2) above, the Company will pay Executive an additional amount equal to 1% of the difference between the gross revenues and $750,000 for such quarter.

               (4) If the Company's gross revenues per quarter are greater than $1,200,000 , the Company will pay Executive ,in addition to the commissions earned under (1) ,(2), (3) above, the Company will pay Executive an additional amount equal to 1.2% of the difference between the gross revenues and $1,200,000 for such quarter

The minimum revenue thresholds set forth in (1), (2) and (3) above shall be increased by 20% each year. This Section 2(h) shall be effective and binding upon the Company throughout the term of this Agreement and for an additional period of 12 months thereafter, provided, however, that Sales Commissions shall be paid to the Employee in accordance with this Section 2(h) only for agreements or binding term sheet which were duly executed prior to the Termination Date (as defined below).

     2. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms and is hereby confirmed and ratified in all respects. This Amendment and its terms and provisions shall be effective as of the Effective Date. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of Israel.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a sealed instrument as of the Effective Date.


                                           ZONE 4 PLAY, LTD.


                                           By: /s/ Shimon Citron
                                           ---------------------
                                           Shimon Citron
                                           President and Chief Executive Officer


                                           EXECUTIVE:


                                           By /s/ Idan Miller
                                           ------------------
                                           Idan Miller